Exhibit 5.2
BAKER & DANIELS LLP
EST. 1863
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
Tel: 317.569.9600 Fax: 317.569.4800
www.bakerdaniels.com
April 28, 2009
ITT Corporation
1133 Westchester Avenue,
White Plains, New York 10604
Ladies and Gentlemen:
          We have acted as special Indiana counsel to ITT Corporation, an Indiana corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) shares of common stock of the Company, par value $1.00 per share (the “Common Stock”); (ii) shares of preferred stock of the Company, without par value (the “Preferred Stock”); (iii) debt securities of the Company (the “Debt Securities”); (iv) warrants to purchase Debt Securities (the “Warrants”); (v) units of the Company consisting of two or more of the securities described under clauses (i) through (iv) in any combination (the “Units”); and (vi) Debt Securities that may be issued upon exercise of Warrants. The Common Stock, the Preferred Stock, the Debt Securities, the Warrants and the Units are hereinafter referred to collectively as the “Securities.” The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act in an indeterminate amount.
          We have examined the Registration Statement, the Restated Articles of Incorporation (“Articles”) and By-Laws of the Company, each in the form filed with the Commission. We have also examined the

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originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
          In rendering the opinions set forth below, we have assumed, without independent verification: (a) the legal capacity of all natural persons; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (e) the authenticity of the originals of such latter documents; (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (g) the absence of any undisclosed modifications to the agreements and instruments reviewed by us. In rendering the opinions set forth below, we have also assumed that, at the time of issuance of any Common Stock or Preferred Stock, (a) the Articles, the By-Laws and the Indiana Business Corporation Law shall not have been amended after the date hereof so as to affect the validity of such issuance, and (b) there shall be sufficient Common Stock and Preferred Stock authorized under the Articles (as then in effect) and not otherwise reserved for issuance. Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
     1. With respect to the Common Stock, assuming (a) the taking by the Board of Directors of the Company of all necessary corporate action to authorize and approve the issuance of the Common Stock and (b) due issuance and delivery of the Common Stock, upon payment therefor in accordance with the applicable definitive purchase or underwriting agreement approved by the Board of Directors of the Company, the Common Stock will be validly issued, fully paid and nonassessable.
     2. With respect to the Preferred Stock, assuming (a) the taking by the Board of Directors of the Company of all necessary corporate action to authorize and approve the issuance of the Preferred Stock in accordance with the Articles, (b) due filing of the Amendment to the Articles designating the terms of the Preferred Stock and (c) due issuance and delivery of the Preferred Stock, upon payment therefor in accordance with the applicable definitive purchase or underwriting agreement approved by the Board of Directors of the Company, the Preferred Stock will be validly issued, fully paid and nonassessable.

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          We do not express any opinion herein concerning any law other than the law of the State of Indiana.
          We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectuses which form a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Baker & Daniels LLP
BAKER & DANIELS LLP